                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         BECTON, DICKINSON AND COMPANY
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         BECTON, DICKINSON AND COMPANY
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     ---------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     ---------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------
     3) Filing Party:

     ---------------------------------------------------------------------------
     4) Date Filed:

     ---------------------------------------------------------------------------

   CLATEO CASTELLINI                             BECTON DICKINSON AND COMPANY
   Chairman of the Board                         1 Becton Drive
                                                 Franklin Lakes, New Jersey
                                                 07417-1880

LOGO  BECTON DICKINSON

                                                               December 27, 1995

To Our Shareholders:

  You are cordially invited to attend the Annual Meeting of Shareholders of Becton, Dickinson and Company scheduled for 2:30 P.M. on Tuesday, February 13, 1996, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey.

  The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Meeting and Proxy Statement.

  It is important that your shares be represented at the meeting. Whether or not you plan to attend personally, please complete and mail the enclosed proxy card in the enclosed return envelope.

                              Sincerely,

                              /s/ Clateo Castellini

                              Clateo Castellini
                              Chairman of the Board

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                         BECTON, DICKINSON AND COMPANY
                                 1 BECTON DRIVE
                     FRANKLIN LAKES, NEW JERSEY 07417-1880

                               ----------------

  The Annual Meeting of Shareholders of BECTON, DICKINSON AND COMPANY will be held at 2:30 P.M. on Tuesday, February 13, 1996, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey, to act upon the following proposals:

  1. Election of three directors to terms of three years.

  2. Approval of the selection of independent auditors.

  3. A shareholder proposal relating to the disclosure of government employment.

  4. A shareholder proposal relating to a report on the Company's operations in Mexico.

  5. Such other business as may properly come before the meeting.

  Only shareholders of record at the close of business on December 18, 1995 will be entitled to vote at this meeting.

                                              By order of the Board of
                                              Directors,

                                              /s/ Raymond P. Ohlmuller

                                              Raymond P. Ohlmuller
                                              Vice President and Secretary

Dated: December 27, 1995

                                PROXY STATEMENT

                               ----------------

                         BECTON, DICKINSON AND COMPANY
                                1 BECTON DRIVE
                     FRANKLIN LAKES, NEW JERSEY 07417-1880

                               ----------------

                              GENERAL INFORMATION

  The enclosed proxy/voting instruction card ("proxy") is solicited by the Board of Directors of Becton, Dickinson and Company for the Annual Meeting of Shareholders to be held at 2:30 P.M. on Tuesday, February 13, 1996, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey. A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of the Company, by executing a proxy bearing a later date or by voting in person at the meeting. The proxy and this proxy statement are being mailed to shareholders on or about December 28, 1995.

  On December 18, 1995, the record date for determining shareholders entitled to notice of and to vote at the meeting, there were 64,055,084 shares of the Company's Common Stock (the "Common Stock") outstanding, each entitled to one vote. In addition, on December 18, 1995, there were 919,812 shares of the Company's Series B ESOP Convertible Preferred Stock (the "ESOP Preferred Stock") outstanding, all of which are held by State Street Bank and Trust Company, as Trustee of the Company's Savings Incentive Plan ("SIP"). The shares of ESOP Preferred Stock are entitled to vote on all matters submitted to a vote of the Company's shareholders and also carry one vote per share. Each employee participating in SIP is entitled to instruct the Trustee how to vote all shares of Common Stock and ESOP Preferred Stock allocated to that employee's SIP accounts as well as how to vote a proportionate number of shares held in SIP for which voting instructions are not received by the Trustee from other SIP participants or which are not allocated to participants' accounts (the "unvoted and/or unallocated shares"). Unless otherwise instructed by a SIP participant, the enclosed proxy will serve as voting instructions to the Trustee with respect to both the allocated and the unvoted and/or unallocated SIP shares. SIP shares for which no voting instructions are received from any SIP participants will be voted by the Trustee in its discretion.

  Proxies representing shares of Common Stock held of record also will represent shares held under the Company's Automatic Dividend Reinvestment Plan and, in addition, will vote shares of Common Stock and ESOP Preferred Stock allocated to employees' accounts under SIP, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

  Directors are elected by a plurality of the votes cast at the meeting. Abstentions with respect to one or more of the nominees will not be counted as votes cast for such individuals and, accordingly, will have no effect on the outcome of the vote. Similarly, shares which brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ("broker non-votes"), if any, will not be counted and, accordingly, will have no effect on the outcome of the vote.

  Approval of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the votes cast on such proposal. Under New Jersey law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and any broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

  The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

  In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally, by telephone or by telegram. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses in doing so. The Company has retained Hill and Knowlton, Inc. to assist in soliciting proxies for a fee not to exceed $12,500 plus expenses. The cost of soliciting proxies will be borne by the Company.

                               SHARE OWNERSHIP OF
                    MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  According to CDA Investment Technologies, Inc., a firm that monitors institutional share ownership, as of September 30, 1995, Oppenheimer & Co., L.P., World Financial Center, New York, New York 10281, was the beneficial owner of 10,019,193 shares of Common Stock, constituting 14.8% of the then outstanding Common Stock, and FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, was the beneficial owner of 3,427,016 shares of Common Stock, constituting 5% of the then outstanding Common Stock. No changes in these holdings have come to the Company's attention since then. The Company is not aware of any other beneficial owner of more than 5% of its Common Stock.

  The following tables set forth, as of October 31, 1995, information concerning the beneficial ownership of Common Stock and ESOP Preferred Stock by each director and nominee for director, by each executive officer named in the Summary Compensation Table, by all directors and executive officers as a group, and by the beneficial owner of more than 5% of the outstanding ESOP Preferred Stock. None of the individuals listed below owns more than 1% of the outstanding Common Stock. All directors and executive officers as a group are the beneficial owners of approximately 2% of the Common Stock, including shares which may be acquired by them within 60 days.

                                  COMMON STOCK

                                                 SHARES OWNED    SHARES WHICH
                                                 DIRECTLY AND   MAY BE ACQUIRED
                        NAME                     INDIRECTLY(1) WITHIN 60 DAYS(2)
                        ----                     ------------- -----------------
      Harry N. Beaty...........................       2,890                0
      Henry P. Becton, Jr......................      40,253(3)             0
      Clateo Castellini........................      23,895          360,000
      Gerald M. Edelman........................       1,952                0
      Edmund B. Fitzgerald.....................       2,253                0
      John W. Galiardo.........................      47,618          263,600
      Richard W. Hanselman.....................       4,462                0
      Thomas A. Holmes.........................      16,248(4)             0
      Edward J. Ludwig.........................       2,248           65,800
      Walter M. Miller.........................      21,393(5)       218,000
      Frank A. Olson...........................      13,175                0
      James E. Perrella........................         300(6)             0
      Gloria M. Shatto.........................       2,162                0
      Mark C. Throdahl.........................       3,347           47,093
      Raymond S. Troubh........................      26,462(7)             0
      All Directors and Executive Officers as a
       group (17 persons), including those
       named above.............................     212,184        1,088,793

--------
  (1) Includes Common Stock allocated to individual accounts under the Savings Incentive Plan as follows: Mr. Castellini, 2,303 shares, Mr. Galiardo, 4,346 shares, Mr. Miller, 2,436 shares, Mr. Ludwig, 2,220 shares, Mr. Throdahl, 337 shares, and all directors and executive officers as a group, 13,655 shares.
  (2) Consists of stock options available for exercise.
  (3) Includes 26,220 shares held by a trust of which Mr. Becton is a co-trustee with shared investment and voting power and 13,000 shares held by a corporation owned by the trust. Does not include 7,900 shares owned by Mr. Becton's wife, 400 shares owned by a daughter or 23,360 shares held in trusts for the benefit of his children, as to which he disclaims beneficial ownership.
  (4) Does not include 64 shares owned by Mr. Holmes' wife, as to which he disclaims beneficial ownership.
  (5) Does not include 280 shares owned by Mr. Miller's children, as to which he disclaims beneficial ownership.
  (6) Mr. Perrella purchased his shares in November 1995.
  (7) Does not include 10,000 shares owned by Mr. Troubh's wife, as to which he disclaims beneficial ownership.

                             ESOP PREFERRED STOCK

                                                                   SHARES OWNED
                                                                   DIRECTLY AND
                                                                    INDIRECTLY
                                                                   ------------
      Clateo Castellini..........................................        290(1)
      John W. Galiardo...........................................        368(1)
      Walter M. Miller...........................................        377(1)
      Edward J. Ludwig...........................................        264(1)
      Mark C. Throdahl...........................................        218(1)
      All Directors and Executive Officers as a group (17
      persons)...................................................      2,015(1)
      State Street Bank and Trust Company........................    925,304(2)
       225 Franklin Street
       Boston, Massachusetts 02110
       (as Trustee of the Savings Incentive Plan)

--------
  (1) Shares allocated to individual accounts under the ESOP component of the Savings Incentive Plan ("SIP"). Such shares constitute less than 1% of the total beneficial ownership of the ESOP Preferred Stock.
  (2) As Trustee, holding 100% of the outstanding shares of ESOP Preferred
      Stock.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of their ownership of the Company's equity securities and reports of changes in such ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from the Company's executive officers and directors, the Company believes that for the period from October 1, 1994 through September 30, 1995, all of its executive officers and directors were in compliance with the disclosure requirements of Section 16(a), except that one transaction inadvertently was reported late by Edward J. Ludwig, an executive officer of the Company.

                              BOARD OF DIRECTORS

MEETINGS; CERTAIN COMMITTEES

  The Board of Directors, which held eight meetings during the fiscal year ended September 30, 1995, has seven standing committees, including the Audit Committee, the Corporate Responsibility Committee, the Compensation and Benefits Committee and the Committee on Directors, which serves as a nominating committee. Every director attended more than 75 percent of the aggregate of the total number of meetings of the Board and the committees on which such director served.

  The Audit Committee reviews and discusses the plan and results of the annual audit with the Company's independent and internal auditors and approves non-audit services provided by the independent auditors. This Committee also reviews the Company's internal auditing, control and accounting systems. In addition, this Committee makes recommendations to the Board concerning the selection of independent auditors. The members of this Committee, which met three times during the year, are Henry P. Becton, Jr., Chairman, Harry N. Beaty, Gerald M. Edelman, Edmund B. Fitzgerald, Gloria M. Shatto and Raymond
S. Troubh.

  The Corporate Responsibility Committee reviews the Company's policies and procedures affecting its role as a responsible corporate citizen, including those relating to issues such as equal employment opportunity and community relations, as well as health, safety and environmental matters and proper business practices. The members of this Committee, which met twice during the year, are Gerald M. Edelman, Chairman, Harry N. Beaty, Henry P. Becton, Jr., Clateo Castellini, John W. Galiardo and Gloria M. Shatto.

  The Compensation and Benefits Committee fixes the compensation of corporate officers and approves any employment or consulting contracts with corporate officers who are not also directors. This Committee also reviews and makes recommendations to the Board concerning proposed contracts with directors. In addition, it administers the Company's stock option plans and the Stock Award Plan. This Committee also oversees the administration of employee benefits and benefit plans for the Company. The members of this Committee, which met six times during the year, are Thomas A. Holmes, Chairman, Henry P. Becton, Jr., Edmund B. Fitzgerald, Richard W. Hanselman, Frank A. Olson, James E. Perrella and Raymond S. Troubh.

  The Committee on Directors recommends candidates for election as directors to the Board. It also reviews and makes recommendations concerning the composition, organization and function of the Board and its committees, as well as the performance and compensation of directors. The members of this Committee, which met three times during the year, are Richard W. Hanselman, Chairman, Henry P. Becton, Jr., Gerald M. Edelman, Thomas A. Holmes, Frank A. Olson and James E. Perrella.

  Any shareholder may recommend nominees for director to the Committee on Directors by writing to the Secretary of the Company. Submissions should include the full name and address and a statement of the qualifications of the proposed nominee.

DIRECTORS' FEES

  Each director who is not employed by the Company receives an annual retainer of $45,000 for Board service, payable in cash and in shares of restricted stock as described below, plus attendance fees of $1,000 for special meetings of the Board and $1,000 for committee meetings. An annual fee of $2,000 also is paid to committee chairmen. Directors may defer all or part of their committee chairmen's fees and the cash portion of their annual retainers until they retire from the Board or their principal occupations. In addition, Gerald M. Edelman was engaged by the Company during the fiscal year as a consultant in the fields of cell biology and solid tissue diagnostics. The Company paid Dr. Edelman a fee of $57,500 for his consulting services.

  Pursuant to the 1994 Restricted Stock Plan for Non-Employee Directors (the "Restricted Stock Plan"), the quarterly retainer payable each April 30th to non-employee directors is paid in shares of restricted Common Stock in lieu of cash. In addition, participants in the Restricted Stock Plan may elect to have one or more of their remaining quarterly retainer payments paid in shares of restricted stock rather than in cash. In July, 1995, the Board adopted formal stock ownership guidelines calling for all non-employee directors, with limited exceptions, to own within three years from the date of the guidelines Company stock equal in value to at least three times the amount of the annual retainer.

  After resignation or retirement from the Board, a qualifying director is eligible to serve as a consultant for a term equal to his or her service on the Board at an annual fee equal to the retainer being paid from time to time to active non-employee directors, if such qualifying director was first elected to the Board prior to March 28, 1995, and at an annual fee equal to the annual retainer being paid on the date of such director's retirement or resignation from the Board, if such qualifying director was elected to the Board after March 28, 1995. To qualify, a director must serve on the Board for five years, and, if employed by the Company, either must continue as an employee and a director until age 60, unless termination of employment is by reason of disability, or be reelected a director by the shareholders after termination of employment.

PROPOSAL 1.                  ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, the terms of which expire alternately over a three-year period. The Board proposes the election of James E. Perrella, Gloria M. Shatto and Raymond S. Troubh to serve for three years until the 1999 Annual Meeting and until their successors have been elected and have qualified. Mr. Perrella was elected to his present term by the Board effective July 25, 1995. Ms. Shatto and Mr. Troubh are incumbent directors who were elected to their present terms by the shareholders.

NOMINEES FOR DIRECTOR--TERM TO EXPIRE 1999

                     James E. Perrella, 60, has been a director since July, 1995. He is Chairman, President and Chief Executive Officer of Ingersoll-Rand Company, a manufacturer of industrial machinery and related products. He is a director of Cincinnati Milacron, the U.S. Chamber of Commerce, the U.S.--China Business Council and the Business Council for the United Nations and chairman of the National Foreign Trade Council.

      (PHOTO)


                     Gloria M. Shatto, 64, has been a director since 1986. She is President of Berry College. She is a director of Georgia Power Co., K Mart Corp., The Southern Company and Texas Instruments Inc.

      (PHOTO)


                     Raymond S. Troubh, 69, has been a director since 1977. He is a financial consultant. Mr. Troubh is a director of ADT Ltd., America West Airlines Inc., Applied Power Inc., ARIAD Pharmaceuticals Inc., Benson Eyecare Corp., Foundation Health Corp., General American Investors Co., Inc., Manville Corp., Olsten Corp., Petrie Stores Corp., Riverwood International Corp., Time Warner, Inc., Triarc Companies Inc. and WHX Corporation.

      (PHOTO)

                              CONTINUING DIRECTORS

  The directors listed below were elected by the shareholders to terms expiring in 1997 and 1998, respectively, and will continue to serve.

TERM TO EXPIRE 1997

                     Harry N. Beaty, M.D., 63, has been a director since 1985. He is a Professor of Medicine and Dean of the Northwestern University Medical School. Dr. Beaty is a specialist in internal medicine and a subspecialist in infectious diseases.

      (PHOTO)


                     Clateo Castellini, 60, has been a director, Chairman of the Board, President and Chief Executive Officer since June, 1994. Prior thereto he served as Sector President-- Medical.

      (PHOTO)


                     John W. Galiardo, 61, has been a director and Vice Chairman of the Board and General Counsel since June, 1994. Prior thereto he served as Vice President and General Counsel. Mr. Galiardo is a director of New Jersey Manufacturers Insurance Co., Inc.

      (PHOTO)


                     Frank A. Olson, 63, has been a director since 1985. He is Chairman of the Board and Chief Executive Officer of The Hertz Corporation, a transportation company. Mr. Olson is a director of Cooper Industries, Inc., Foundation Health Corp., The Hertz Corporation and Unicom Corp.

      (PHOTO)

TERM TO EXPIRE 1998

                     Henry P. Becton, Jr., 52, has been a director since 1987. He is President and General Manager of WGBH Educational Foundation. WGBH is a producer and broadcaster of public television and radio programs. It also produces books and other educational materials. Mr. Becton is a director of The Providence Journal Company and various Scudder mutual funds.

      (PHOTO)


                     Gerald M. Edelman, M.D., Ph.D., 66, has been a director since 1982. He is a Member of the Scripps Research Institute, Chairman of its Department of Neurobiology, and Director of The Neurosciences Institute. His research is concerned with the developmental biology of the brain. Dr. Edelman is a director of General American Investors Co., Inc.

      (PHOTO)


                     Edmund B. Fitzgerald, 69, has been a director since 1990. He is an Adjunct Professor at the Owen Graduate School of Management at Vanderbilt University. Previously, he was Chairman of the Board and Chief Executive Officer of Northern Telecom Ltd., a manufacturer of digital telecommunications equipment, from 1985 to 1990. He is a director of Ashland Oil, Inc. and GTI Corp.

      (PHOTO)


                     Richard W. Hanselman, 68, has been a director since 1981. He is a corporate director and consultant. Mr. Hanselman was Chairman of the Board, President and Chief Executive Officer of Genesco, Inc., a diversified manufacturer of footwear and apparel, prior to 1986. Mr. Hanselman is a director of Arvin Industries, Inc., Benson Eyecare Corporation, Bradford Funds, Inc., Columbia HCA Healthcare Corporation, Foundation Health Corp., Gryphon Holdings Inc., and IMCO Recycling, Inc.

      (PHOTO)

                             EXECUTIVE COMPENSATION

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The compensation of the Company's executive officers is determined by the Compensation and Benefits Committee of the Board. The Committee has seven members, each of whom is a non-employee director independent of management. No member of the Committee has any insider or interlocking relationship with the Company, as these terms are defined in applicable rules and regulations of the SEC.

COMPENSATION PHILOSOPHY

  The Company's executive compensation philosophy is to align the interests of executive management with shareholder interests through compensation programs linked to growth in shareholder value, principally measured by stock price performance. Based on this philosophy, a significant portion of each executive officer's total compensation is placed at risk and linked to the achievement of both short-term and long-term objectives. The total compensation package is designed to attract the best people to the Company, motivate those individuals to perform at their highest levels, reward sustained outstanding performance and retain executives whose skills are essential for building shareholder value over the long term.

  The Committee determines a total compensation structure for each executive officer, including the Chief Executive Officer, Mr. Castellini, focused primarily upon base salary, annual incentive bonus and stock options. Base salary levels and annual incentive bonus targets are set to approximate median levels expected for companies engaged in similar businesses with jobs that are similar to the Company's in terms of magnitude, complexity or scope of responsibility, based on surveys of such companies conducted by external consultants. The survey data are adjusted for size differences between the Company and those surveyed using regression analysis. The compensation survey group, which is representative of the Company's main competition for executive talent, includes companies in addition to those measured in the Standard & Poor's 500 ("S&P") Medical Products and Supplies Index utilized in preparing the Performance Graph set forth on page 16 hereof.

  Stock option grant levels and terms are established to provide opportunity for compensation levels at the higher end of the range for comparable positions in the marketplace, if management is successful in achieving above-average long-term growth in total shareholder value. As a consequence, compensation packages for the Company's executive officers are more heavily weighted toward performance-based, longer-term compensation than those of the surveyed companies.

  To further underscore the importance of linking executive and shareholder interests, in September 1995 the Committee established formal stock ownership guidelines for all Senior Executive Option participants, representing approximately the top forty executives which include the Company's executive officers, the other Corporate Officers and certain other members of senior management. Under the guidelines, participants are expected within three years to own Company stock equivalent to the following multiples of their base salary: Chief Executive Officer and Vice Chairman -- five times base salary, Senior Vice Presidents -- three times base salary, and other participants -- two times base salary.

PRINCIPAL COMPENSATION ELEMENTS

  The principal elements of executive compensation at the Company are base salary, annual incentive bonus and stock options.

  The Committee's consideration of increases in base salary for the executive officers takes into account (generally in order of relative significance) sustained performance, level of experience, scope of responsibilities, contribution to the business, and competitive levels compared to the surveyed companies. Based upon these factors, the executive officers' salaries were reviewed and adjusted in 1995.

  Executive officers have an annual incentive bonus opportunity under the Company's Executive Bonus Plan, with awards based on the overall performance of the Company and, if applicable, on the performance of an operating group or staff department. An executive's annual incentive bonus opportunity is a percentage of salary determined by the executive's position in the organization and competitive practice. Annual bonus awards for each of the Company's executive officers are approved by the Committee. The Executive Bonus Plan sets forth specific formulas and factors to be used in assessing each executive officer's financial and strategic performance during the fiscal year for purposes of determining an annual award under the Executive Bonus Plan. The factors stress annual performance in achieving earning levels that meet or exceed annual budgets, improving the Company's return on net assets, concrete accomplishments in improving the Company's competitive position and achieving the Company's strategic objectives. The strategic accomplishments measured include, but are not limited to, new product introductions, technological or quality improvements and fundamental improvements in operations and contributions to business success.

  Consistent with this approach, bonus awards for Messrs. Castellini, Galiardo and Ludwig are based principally upon the Company's reported earnings per share compared to annual growth targets established in concurrence with the Board. Additional weight is given to RONA (Return on Net Assets) and to each individual's specific accomplishments during the year toward achieving the Company's strategic objectives. Bonus awards for Messrs. Miller and Throdahl are based principally upon the operating income generated by their respective business areas compared to the related targets incorporated in the annual budget approved by the Board. Additional weight is given to the Company's overall earnings per share performance and RONA and to strategic accomplishments. In all cases, minimum established thresholds of overall Company (and, when applicable, business area) financial performance must be achieved before any bonus is paid for a particular fiscal year.

  Stock options are awarded each year by the Committee to members of senior management in accordance with the Company's 1995 Stock Option Plan (the "1995 Stock Option Plan"), as applied to the executive officers through the Senior Executive Option Policy. The Senior Executive Option Policy continues the concept established in 1990 of an indexed stock option program intended to compensate executive officers both for absolute growth in shareholder value and for relative Company Common Stock price performance compared to the performance of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index"). As amended by the Committee in September, 1995, "relative" performance comparison to the S&P 500 will result in an option exercisable at the fair market value on the date of grant for a reduced number of shares when performance is below the S&P 500 and an increased number of shares when performance exceeds the S&P 500 rather than as in the past setting an exercise price at the date of grant that is either greater than or at a discount from the Common Stock's fair market value. This policy applies to approximately forty senior executives.

  The Committee believes the Senior Executive Option Policy provides a strong incentive and is directly linked to achieving a pattern of sustained performance which increases shareholder value and to surpassing the average return available to investors as represented by the S&P 500 Index.

  The operation of the Senior Executive Option Policy provides for an annual grant through 1999 to each of the participants, whereby the number of options is indexed each year, unless otherwise provided by the Committee, to the change from January 23, 1995 (for new participants), and from

May 24, 1994 (for continuing participants) in the S&P 500 Index. On January 23, 1995, the S&P 500 Index closed at 465.81. The options were granted to new participants at an exercise price of $50.19, which was the fair market value on that date. On May 24, 1994 the S&P 500 Index closed at 454.81 and the Committee determined to grant options with an exercise price of $40.10, which was above the $37.50 per share fair market value of the Company's Common Stock on that date. In the future, rather than granting the options at a premium or discount (as provided in the earlier stock option program), the number of option shares granted will be increased to reflect the value of the discount if the changes in the per share price of the Company's Common Stock outperform the S&P 500 Index or decreased to reflect the value of the premium if the changes in the per share price of the Company's Common Stock underperform the S&P 500 Index, in each case based on the value of the option determined in accordance with the Black-Scholes option pricing model. All grants will be made at the fair market value of the Company's Common Stock on the grant date. Each annual grant will be exercisable for a period of ten years from the date of grant.

  The following table summarizes the relative performance of the S&P 500 Index and the Company's per-share price, and the impact, if any, upon stock option grant price levels in 1995. On May 23, 1995, the executive officers who were continuing participants (Messrs. Castellini, Galiardo and Miller) were granted options at an exercise price of $46.61, which was below the $57.13 per share fair market value on that date. New participants (including Messrs. Ludwig and Throdahl) received their first grant under the program on January 23, 1995 at $50.19, which was the fair market value on that date. In the future, as noted above, all grants under the Senior Executive Option Policy will be at fair market value.

                                                             JANUARY 23, MAY 23,
                                                                1995      1995
                                                             ----------- -------
S&P 500 Index...............................................   465.81    528.59
Company Per-Share Market Value..............................   $50.19    $57.13
Senior Executive Option Policy Grant Price..................   $50.19    $46.61
Discount/(Premium)..........................................      -0-    $10.52

COMPENSATION OF THE CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE
OFFICER

  The compensation of Mr. Castellini consists of the same elements as that of other senior executives, namely base salary, annual incentives and stock options.

  In determining Mr. Castellini's aggregate compensation package, the Committee reviewed the Company's financial and business performance for fiscal year 1995. This review was based on a number of factors including sales, earnings, return on equity, growth in earnings and total shareholder return. The Committee does not assign relative weights or rankings to each of these factors, but instead makes a qualitative determination based on consideration of all such factors.

  Mr. Castellini's base salary was increased to $650,000 per year based upon the Committee's evaluation of his performance and contribution toward achievement of the Company's financial, strategic and other goals, as well as upon external chief executive officer compensation information.

  Mr. Castellini received an award of 90,000 stock options in May 1995 in accordance with the Senior Executive Option Policy. The Committee believes these options represent the most valuable component of his compensation, and they are the only vehicle now used to provide long-term compensation to Mr. Castellini. By relying solely upon stock option grants indexed to the performance of the S&P 500, the Committee believes it is providing Mr. Castellini significant incentive to achieve sustained, long-term increases in shareholder value that are superior to the average performance of the market.

  The Committee authorized an annual incentive bonus of $600,000 for Mr. Castellini for fiscal 1995.

1995 COMPENSATION ACTIONS: OTHER EXECUTIVE OFFICERS

  The other executive officers received merit increases that averaged 4.0%, consistent with a 4.0% guideline for merit increases established for U.S. management and professional staff in 1995. In addition, Messrs. Ludwig and Throdahl received promotion related increases to reflect their elevation from Division Presidents to executive officers during the year. The Committee authorized annual incentive bonus awards for the executive officers that ranged from 114% to 149% of target. The executive officers received indexed stock options under the Senior Executive Option Policy during 1995.

TAX DEDUCTIBILITY CONSIDERATIONS

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, precludes a public corporation from taking a deduction in taxable years commencing on or after January 1, 1994 for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers. On December 19, 1995 final regulations were issued implementing this legislation. Under present law and regulations, certain qualifying performance-based compensation is exempt from the deduction limit provided certain requirements are met.

  The Committee previously reviewed the Company's compensation plans with regard to the proposed deduction limitations. The 1995 Stock Option Plan, as approved by shareholders, was designed and intended to satisfy the requirements for deductibility under the Code. Until the Committee has had the opportunity to review and assess the impact of the final regulations on the various other elements of compensation and on its ability to exercise its judgment and discretion in the best interests of shareholders, the Committee does not propose to amend the other compensation plans. The anticipated loss of deductibility from deferring action with respect to such other aspects of compensation is expected to be nominal and the Committee will continue to monitor developments and assess what changes, if any, to the Company's compensation plans might be both appropriate and in the best interests of the Company and its shareholders.

  The tables and graph following this report set forth information on the compensation for the Company's chief executive officer and the four most highly compensated officers other than the chief executive officer (the "named executives").

                      COMPENSATION AND BENEFITS COMMITTEE

                           THOMAS A. HOLMES, CHAIRMAN

      HENRY P. BECTON, JR.                          FRANK A. OLSON

      EDMUND B. FITZGERALD                          JAMES E. PERRELLA

      RICHARD W. HANSELMAN                          RAYMOND S. TROUBH

GENERAL

  The following table shows, for the fiscal years ended September 30, 1993, 1994 and 1995, compensation provided by the Company to each of the named executives in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                     COMPENSATION
                                                                 ---------------------
                                  ANNUAL COMPENSATION                   AWARDS
                       ----------------------------------------- ---------------------
                                                                            SECURITIES
  NAME AND                                            OTHER      RESTRICTED UNDERLYING
  PRINCIPAL            FISCAL                        ANNUAL        STOCK     OPTIONS/     ALL OTHER
  POSITION              YEAR  SALARY(A) BONUS(A) COMPENSATION(B) AWARDS(C)   SARS(D)   COMPENSATION(E)
  ---------            ------ --------- -------- --------------- ---------- ---------- ---------------
Clateo Castellini       1995  $543,750  $600,000         0             0      90,000      $110,710
Chairman, President     1994   376,042   380,000         0             0      96,000        52,275
and Chief Executive     1993   312,500   165,000         0             0      36,000        21,086
Officer

John W. Galiardo        1995   386,042   275,000         0             0      55,000      $ 15,362
Vice Chairman and       1994   308,375   200,000         0             0      60,000         5,468
General Counsel         1993   271,083   115,000         0             0      30,000        18,738

Walter M. Miller        1995   326,667   185,000         0             0      35,000      $ 11,980
Senior Vice President   1994   316,667   165,000         0             0      36,000         4,750
                        1993   302,500         0         0             0      36,000         6,891

Edward J. Ludwig        1995   225,000   140,000         0             0      35,000      $ 19,942
Senior Vice President   1994   176,667    90,000         0         1,735      10,000         5,355
and Chief Financial     1993   167,500         0         0         1,100      10,000         5,025
Officer

Mark C. Throdahl        1995   225,000   155,000         0             0      35,000      $ 21,981
Senior Vice President   1994   181,500    70,000         0         2,060       6,000         5,490
                        1993   171,583    52,000         0         1,760       6,000         5,147

--------
(A) Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year. Bonuses are paid in the fiscal year following the fiscal year for which they are earned, unless deferred at the election of the executive.
(B) None of the named executives received perquisites and other personal benefits exceeding the lesser of $50,000 or 10% of each named executive's annual salary and bonus.
(C) Messrs. Castellini, Galiardo and Miller have not been eligible for further awards under the Company's Stock Award Plan since the adoption of the Senior Executive Option Policy in May, 1990. Effective with their January, 1995 grant under the Senior Executive Option Policy, Messrs Ludwig and Throdahl were not eligible for further awards under the Company's Stock Award Plan. The following table contains information relating to the outstanding holdings of restricted stock of the named executives, which all relate to undistributed portions of awards granted under the Stock Award Plan.

                                                                  CURRENT MARKET
                                                      NUMBER OF      VALUE OF
                                                    UNDISTRIBUTED UNDISTRIBUTED
                                                     RESTRICTED     RESTRICTED
           NAME                                      SHARES HELD   SHARES HELD
           ----                                     ------------- --------------
        Clateo Castellini..........................     9,978        $627,417
        John W. Galiardo...........................     9,252         581,766
        Walter M. Miller...........................     6,704         421,548
        Edward J. Ludwig...........................     4,712         296,291
        Mark C. Throdahl...........................     4,497         282,771

  Under the terms of the Stock Award Plan, none of the holdings reflected for Messrs. Casstellini, Galiardo or Miller may be distributed prior to their retirement or termination of employment. 2,460 shares for Mr. Ludwig (52% of his total holdings) and 1,857 shares for Mr. Throdahl (41% of his total holdings) may not be distributed prior to retirement or termination of employment.

  Current market values are determined by multiplying the number of undistributed shares by $62.88, the September 29, 1995 closing price for the Company's Common Stock. No discount has been taken to reflect (1) the continuing restrictions on distribution and transferability, or (2) the fact that undistributed shares are not dividend-bearing.

(D) Each option grant for Messrs. Castellini, Galiardo and Miller reflects a discount (or premium) to current market value, depending upon the Company's cumulative share price growth compared to the S&P 500 Index, as follows:

    1995 $10.52 per share discount

    1994 ($2.60 ) per share premium

    1993 ($2.25 ) per share premium

(E) Amounts shown represent the sum of (1) the Company's matching contributions to the Company's Savings Incentive Plan ("SIP"), a qualified defined contribution plan available to U.S. employees at all levels, and
    (2) the dollar value of split-dollar life insurance policies provided for each of the named executives.

  During fiscal 1995, the Company made contributions to SIP of $4,500 for Mr. Castellini, $4,500 for Mr. Galiardo, $4,500 for Mr. Miller, $4,942 for Mr. Ludwig, and $4,781 for Mr. Throdahl. These amounts represent Company matching contributions at a 50% rate of the first 6% of base pay contributed to SIP by each of the named executives, in accordance with applicable SIP rules and subject to limits imposed by the IRS upon maximum contributions to such tax-qualified plans.

  The Company has made a split-dollar life insurance policy available to the named executives in lieu of full participation in the Company's group life insurance program. The death benefit payable to the beneficiary of an insured named executive is two times that executive's base salary. Under this split-dollar arrangement, the premiums are paid by the Company in a fixed time period during the initial years in which the policies are in effect. If assumptions about mortality, dividends and other factors are realized, the Company will recover all of its payments for premiums from the cash value of the policy at the later of a designated period or retirement of the named executive. Full ownership of the policy will be transferred to the named executive at that time. The premiums paid on behalf of each named executive during fiscal 1995 have been prorated to reflect the current value of term life insurance coverage for the fiscal year plus the deferred reimbursement to the Company of the premium payments. The compensatory portion of the premium payments for each named executive during the year was $106,210 for Mr. Castellini, $10,862 for Mr. Galiardo, $7,480 for Mr. Miller, $15,000 for Mr. Ludwig and $17,200 for Mr. Throdahl.

STOCK OPTION GRANTS

  The following table contains information relating to stock option grants and tandem stock appreciation rights ("SARs") made in fiscal 1995 under the 1995 Stock Option Plan through the Senior Executive Option Policy described above.

                           OPTION/SAR GRANTS IN 1995

                          INDIVIDUAL GRANTS
                       ------------------------
                        NUMBER OF
                       SECURITIES   % OF TOTAL
                       UNDERLYING  OPTIONS/SARS
                        OPTIONS/    GRANTED TO                       GRANT DATE
                          SARS     EMPLOYEES IN EXERCISE  EXPIRATION  PRESENT
  NAME                 GRANTED (A) FISCAL YEAR  PRICE (B)    DATE    VALUE (C)
  ----                 ----------- ------------ --------- ---------- ----------
Clateo Castellini.....     90,000       6.40%    $46.61    5/23/05   $2,257,206
John W. Galiardo......     55,000       3.90%     46.61    5/23/05    1,379,404
Walter M. Miller......     35,000       2.50%     46.61    5/23/05      877,802
Edward J. Ludwig......     35,000       2.50%     50.19    1/23/05      723,740
Mark. C. Throdahl.....     35,000       2.50%     50.19    1/23/05      723,740
                        ---------     ------     ------    -------   ----------
TOTAL.................    250,000      17.80%     48.18        N/A    5,961,892
All Optionees.........  1,408,818     100.00%     49.73    5/23/05   29,924,255

--------
(A) All option grants to the named executives are for a ten-year term. They are exercisable immediately, subject to applicable rules and regulations of the SEC. These option grants are issued in tandem with limited SARs, exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined in the 1995 Stock Option Plan.
(B) The exercise price of $46.61 for Messrs. Castellini, Galiardo and Miller represents a discount of $10.52 below the fair market value of the Company Common Stock on May 23, 1995 (the date of grant). On January 23, 1995, the Company awarded 629,818 option grants to other participants including Messrs. Ludwig and Throdahl in its stock option programs at an exercise price of $50.19.

(C) This estimate of value has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the SEC, and does not necessarily reflect the Company's view of the appropriate value or methodology for purposes of financial reporting. The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grant and the Company's stock price performance history as of the date of the grant. The key assumptions set forth below used in the valuation are based upon historical experience, and are not a forecast of future stock price performance or volatility or of future dividend policy. No adjustments have been made for forfeitures or nontransferability.

      January 23, 1995 Grant                May 23, 1995 Grant
      ----------------------                ------------------
      Dividend Yield: 0.0174                Dividend Yield: 0.0173
      Volatility: 0.2085                    Volatility: 0.2016
      Risk-free Rate of Return: 7.8%        Risk-free Rate of Return: 6.6%
      Expected Exercise Period: 10 years    Expected Exercise Period: 10 years

STOCK OPTION EXERCISES

  The following table contains information relating to the exercise of stock options by the named executives in fiscal 1995 as well as the number and value of their unexercised options as of September 30, 1995.

                  AGGREGATED OPTION/SAR EXERCISES IN 1995 AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                           NUMBER OF
                                          VALUE      SECURITIES UNDERLYING   VALUE OF UNEXERCISED
                                        REALIZED          UNEXERCISED            IN-THE-MONEY
                           SHARES     (MARKET VALUE     OPTIONS/SARS AT        OPTIONS/SARS AT
                          ACQUIRED        LESS          FISCAL YEAR-END        FISCAL YEAR-END
  NAME                   ON EXERCISE EXERCISE PRICE) (ALL EXERCISABLE) (B) (ALL EXERCISABLE) (A)(B)
  ----                   ----------- --------------- --------------------- ------------------------
Clateo Castellini.......    7,000       $298,042            360,000               $9,978,550
John W. Galiardo........    5,350        230,799            263,600                7,503,661
Walter M. Miller........      -0-            -0-            218,000                6,169,535
Edward J. Ludwig........    5,200        161,027             65,800                1,485,049
Mark C. Throdahl........   13,007        293,435             47,093                  846,347

--------
(A) The value of unexercised options represents the difference between the closing price of the Company's Common Stock on September 29, 1995 ($62.88) and the exercise price of each unexercised option held by the named executives.
(B) All option grants to the named executives are for a ten-year term. They are exercisable immediately, subject to applicable rules and regulations of the SEC. These option grants are issued in tandem with limited SARs, exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined under the Company's 1995 Stock Option Plan.

RETIREMENT PLAN

  The Company's Retirement Plan (the "Retirement Plan") is a non-contributory defined benefit plan. It provides for normal retirement at age 65 and permits earlier retirement in certain cases. Benefits are based upon years of service and compensation (comprised of salary, commissions, bonuses and stock award distributions ("Covered Compensation")) for the five consecutive calendar years which produce the highest average compensation ("Maximum Average Compensation"). The Retirement Plan is integrated with Social Security.

  The Code limits the maximum annual benefit which may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized. Under the Company's Retirement Benefit Restoration Plan (the "Restoration Plan"), the Company will make supplemental, unfunded payments to offset any reductions in benefits which may result from such limitations. The Company's obligations to pay retirement benefits under the Restoration Plan and employment agreements with certain key employees of the Company (including the named executives, whose employment agreements are more fully discussed below under "Contractual Obligations"), as well as deferred amounts under the Executive Bonus Plan, are secured by a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change in control of the Company (as defined in the trust agreement).

  The table below shows the estimated annual retirement benefits payable under the Retirement Plan and the Restoration Plan at normal retirement date to all eligible employees, including the named executives, in specified remuneration and years of service classifications.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

  MAXIMUM                       YEARS OF CREDITED SERVICE
  AVERAGE     --------------------------------------------------------------
COMPENSATION     10       15       20       25       30       35       40
------------  -------- -------- -------- -------- -------- -------- --------
 $  200,000   $ 28,784 $ 43,176 $ 57,568 $ 71,960 $ 86,352 $100,744 $115,136
    300,000     43,784   65,676   87,568  109,460  131,352  153,244  175,136
    400,000     58,784   88,176  117,568  146,960  176,352  205,744  235,136
    500,000     73,784  110,676  147,568  184,460  221,352  258,244  295,136
    600,000     88,784  133,176  177,568  221,960  266,352  310,744  355,136
    700,000    103,784  155,676  207,568  259,460  311,352  363,244  415,136
    800,000    118,784  178,176  237,568  296,960  356,352  415,744  475,136
    900,000    133,784  200,676  267,568  334,460  401,352  468,244  535,136
  1,000,000    148,784  223,176  297,568  371,960  446,352  520,744  595,136
  1,100,000    163,784  245,676  327,568  409,460  491,352  573,244  655,136
  1,200,000    178,784  268,176  357,568  446,960  536,352  625,744  715,136
  1,300,000    193,784  290,676  387,568  484,460  581,352  678,244  775,136
  1,400,000    208,784  313,176  417,568  521,960  626,352  730,744  835,136

  Covered Compensation includes all components of each named executive's Annual Compensation as set forth in the Summary Compensation Table on page 12 hereof, plus the distributed portion of awards granted to him through January, 1990 under the Company's Stock Award Plan, for Messrs. Castellini, Galiardo and Miller and through January, 1993 for Messrs. Ludwig and Throdahl. Amounts shown are calculated on a straight-life annuity basis, and are not subject to any further deduction for Social Security benefits or other offsets. Employees may elect to receive the actuarial value of their retirement benefits in a lump sum in lieu of a lifetime pension.

  Under the Retirement Plan, years of credited service as of December 31, 1995, and Covered Compensation for the calendar year ending December 31, 1995, are 17 years and $1,212,036 for Mr. Castellini, 18 years and $697,881 for Mr. Galiardo, 15 years and $544,952 for Mr. Miller, 16 years and $414,193 for Mr. Ludwig, and 7 years and $424,895 for Mr. Throdahl.

  In addition, employment agreements with three of the named executives (more fully discussed below under "Contractual Obligations") provide for a supplemental pension computed by assuming additional years of credited service for purposes of calculating this benefit under the Retirement Plan in the event of termination of employment under certain stated conditions. This calculation would result in 15 additional years for Mr. Castellini, 15 additional years for Mr. Galiardo, and 12 additional years for Mr. Miller. These supplemental pension amounts would be offset by any pensions payable from prior employers.

CONTRACTUAL OBLIGATIONS

  Messrs. Castellini, Galiardo and Miller have employment agreements with the Company which provide for continuation of their base salaries and fringe benefits for two years after termination by the Company other than for cause or by the employee for good reason not within three years following a change in control of the Company. The terms "cause", "good reason" and "change in control" are defined in the agreements. In the event of termination other than for cause or for good reason within three years following a change in control, each of the three named executives would receive a payment equal to two times his highest aggregate annual compensation (salary, bonus and stock award distributions) in any of the three calendar years preceding the calendar year in which termination occurs, and his fringe benefits, reduced to the extent provided by any subsequent employer, would be continued for life. Had Messrs. Castellini, Galiardo and Miller been terminated on September 30, 1995 following a change in control, they would have been entitled to cash payments of $1,666,820, $1,124,717 and $1,037,249, respectively.

  In the event of termination other than for cause or for good reason within three years following a change in control, each of the three named executives would be entitled to all of the pension benefits which he would have earned had he remained an employee until age 65. If any termination payments to a named executive pursuant to his agreement should be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company would reimburse him in an amount such that he would retain the same amount, net of all taxes, that he would have retained had the Excise Tax not been in effect.

PERFORMANCE COMPARISON

  The following graph presents a comparison of cumulative total return to shareholders for the five-year period ended September 30, 1995, for the Company, the S&P 500 Index and the S&P Medical Products and Supplies Index. This is the comparison period required by applicable rules and regulations of the SEC. Cumulative total return to shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus per share price change for the period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return is based on an investment of $100 on September 30, 1990 and is compared to the cumulative total return of the S&P 500 Index and the S&P Medical Products and Supplies Index over the same period with a like amount invested.

  Companies measured in the S&P Medical Products and Supplies Index, in addition to the Company, are C.R. Bard, Inc., Bausch & Lomb, Inc., Baxter International Inc., Biomet, Inc., Boston Scientific, Medtronic, Inc., St. Jude Medical, Inc. and United States Surgical Corporation.

                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG BECTON, DICKINSON & COMPANY, THE S&P 500
              INDEX AND THE S&P MEDICAL PRODUCTS & SUPPLIES INDEX

                                                            S&P Medical
Measurement period      Becton Dickinson    S&P 500         Products & Supplies
(Fiscal year Covered)   and Company         Index           Index
---------------------   ----------------    -------         ---------
Measurement PT -
FYE 09/30/90               $100             $100            $100
FYE 12/31/90               $114             $109            $118
FYE 03/31/91               $120             $125            $147
FYE 06/30/91               $114             $125            $142
FYE 09/30/91               $105             $131            $157
FYE 12/31/91               $106             $142            $193
FYE 03/31/92               $110             $139            $163
FYE 06/30/92               $117             $141            $162
FYE 09/30/92               $118             $146            $153
FYE 12/31/92               $124             $153            $165
FYE 03/31/93               $115             $160            $144
FYE 06/30/93               $127             $160            $133
FYE 09/30/93               $120             $165            $116
FYE 12/31/93               $115             $168            $126
FYE 03/31/94               $121             $162            $121
FYE 06/30/94               $133             $163            $128
FYE 09/30/94               $157             $171            $148
FYE 12/31/94               $157             $171            $149
FYE 03/31/95               $178             $187            $176
FYE 06/30/95               $192             $205            $197
FYE 09/30/95               $208             $221            $239

* $100 INVESTED ON 9/30/95 IN STOCK OR INDEX. INCLUDING REINVESTMENT OF
  DIVIDENDS.

PROPOSAL 2.
                       SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors, pursuant to the recommendation of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company and its subsidiaries for the fiscal year ending September 30, 1996. A representative of Ernst & Young LLP will attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SELECTION OF ERNST & YOUNG LLP. If approval is withheld, the Board will reconsider its selection.

                            SHAREHOLDERS' PROPOSALS

PROPOSAL 3.

                      DISCLOSURE OF GOVERNMENT EMPLOYMENT

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington D.C. 20037, owner of 200 shares of Common Stock, has informed the Company that she plans to introduce the following resolution at the meeting:

    RESOLVED: "That the stockholders of Becton Dickinson assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a direct bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted."

  The shareholder's statement in support of this resolution is as follows:

    REASONS: "Full disclosure on these matters is essential at Becton Dickinson because of its many dealings with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory agencies."

    "Last year the owners of 1,882,412 shares, representing approximately 3.3% of shares voting, voted for this proposal."

    "If you AGREE, please mark your proxy FOR this resolution."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

  The Board of Directors believes that the current laws and regulations regarding the conduct of former government employees in their relationships with government agencies and the disclosure required by those laws and regulations provide ample and extensive safeguards against impropriety.

  Further, this proposal would require the Company to undertake costly and time-consuming inquiries into the backgrounds of a large number of people, including not only members of management but also representatives of the various firms retained by the Company that provide legal, consulting and financial advisory services. These persons and entities are retained for their professional expertise and competence and are subject to applicable rules with respect to conflicts of interest and professional conduct, as well as the Company's own policies governing its relationships with them.

  In summary, the Board of Directors is of the opinion that the compilation and distribution of the information requested by this proposal would involve an unnecessary burden and expense, and would serve no useful purpose.

PROPOSAL 4.              REPORT ON OPERATIONS IN MEXICO

  The Benedictine Resource Center, 3120 W. Ashby, San Antonio, Texas 78228, owner of 2,000 shares of the Company's Common Stock, the Congregation of Divine Providence, P.O. Box 197, Helotes, Texas 78023, owner of 100 shares of the Company's Common Stock, and United States Trust Company Boston, 40 Court Street, Boston, Massachusetts 02108, owner of the lesser of $1,000 or one percent of the securities entitled to be voted at the annual meeting of shareholders, each have respectively informed the Company that they plan to present the following resolution at the meeting:

    WHEREAS:

    "We believe U.S. corporations operating in Mexico should practice fundamental principles of safe environmental practices, establish adequate health and safety standards and promote a fair and dignified quality of life for workers and their communities."

    "Research indicates many U.S. corporations with maquiladoras and other Mexican operations are harming workers and their families through use of solvents and other chemicals without proper safeguards and polluting both sides of the U.S.-Mexico border through improper disposal of hazardous wastes."

    "Many maquiladoras do not provide adequate health and safety practices, a fair standard of living with an adequate wage for employees or respect for employee rights. For example, many U.S. companies pay a minimum wage that does not meet the basic subsistence needs of an employee and their family."

    RESOLVED:

    "The shareholders request the Board of Directors to provide a comprehensive report describing our Company's maquiladora operations in Mexico. The report should be available to shareholders on request, may omit confidential information and be prepared at reasonable cost."

  The shareholders' statement in support of the resolution is as follows:

    "NAFTA, the North America Free Trade Agreement, has already stimulated investment along the border and in Mexico. We believe the growth of plants known as maquiladoras on the border enables some U.S. corporations to use this system as a means to increase profits and productivity by paying minimal compensation to employees and by avoiding health, safety and environmental regulations. To change this trend companies which own maquiladoras must apply high standards. The report requested will illustrate that our company is serious about the welfare of its employees and the environment."

    "We hope this report will include:

      1. Operating policies for maquiladora plants.

      2. Toxic chemical releases into air, water and land and the environmental technologies used to control these amounts and dispose of the wastes.

      3. Toxic chemicals used in facilities and methods by which employees are informed about and protected against adverse exposure.

      4. Frequency and extent of plant inspections by environmental consultants.

      5. Information, as is available under U.S. Right to Know provisions, provided to employees and communities on chemicals used in our plants.

      6. Minimum and average wages, profit sharing and other compensation paid to employees and how wages compare with local cost of living. If applicable, discuss employee use of company dormitories.

      7. Ways by which employee rights, such as the right to organize, are protected and sexual harassment is prevented.

      8. Actions taken to improve local infrastructure e.g., housing, potable water, child care, sewers, upgrading management and mechanical skills of workers, transfer of technology."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

  The Company's policies call for fair and competitive wage and benefit packages, along with safe workplaces, for all of its employees worldwide and require strict compliance with all applicable health, safety and environmental laws and regulations. The Company closely adheres to and enforces these policies on a global basis, including in its operations in Mexico. The workers at our maquiladora facilities in Mexico are valued members of the Becton Dickinson worldwide team of employees and as such, are treated fairly and with the same consideration as are other employees of the Company, both in the United States and in other parts of the world.

  In summary, the Board is of the opinion that the Company's activities in Mexico, where the Company has had a substantial presence for over 40 years, are conducted in a manner that addresses the concerns raised by this proposal and are consistent with and reflect the commitment of the Company to its worldwide values.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  Shareholder proposals for the 1997 Annual Meeting must be received at the principal executive offices of the Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, not later than August 29, 1996, for inclusion in the proxy statement and form of proxy.

                                    * * * *

                         PROXY/VOTING INSTRUCTION CARD
                         BECTON, DICKINSON AND COMPANY
   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING ON
                               FEBRUARY 13, 1996

The undersigned hereby appoints Clateo Castellini, John W. Galiardo and Raymond P. Ohlmuller, and any of them, with full power of substitution, proxies to attend the annual meeting of the shareholders of the Company to be held at 2:30 P.M. on Tuesday, February 13, 1996, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey, and any adjournment thereof, and to vote all shares of the Common Stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting.

This card constitutes voting instructions to the Trustee for any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned under the Company's Savings Incentive Plan ("SIP") and unless the appropriate box provided below is checked, also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock and Series B ESOP Convertible Preferred Stock in the SIP that have not been allocated to participants or for which no instruction card has been received from other participants ("unallocated/unvoted SIP shares").

     Election of Directors, Nominees:

      Term to expire 1999
       James E. Perrella
       Gloria M. Shatto
       Raymond S. Troubh

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. PLEASE SIGN AND RETURN THIS CARD USING THE ENCLOSED ENVELOPE.

                                          CONTINUED, AND TO BE SIGNED,
                                          ON REVERSE SIDE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

X  PLEASE MARK YOUR                                                        1508
   VOTES AS IN THIS
   EXAMPLE.





THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3 AND 4.

------------------------------------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
------------------------------------------------------------------

                       FOR     WITHHELD
1. Election of         [_]        [_]
   Directors.
   (see reverse)

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

                       FOR      AGAINST   ABSTAIN
2. Approval of         [_]        [_]       [_]
   Independent
   auditors.



----------------------------------------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3 AND 4.
----------------------------------------------------------------------
                       FOR      AGAINST   ABSTAIN
 3. Disclosure of      [_]        [_]       [_]
    government
    employment.

                       FOR      AGAINST   ABSTAIN
4.  Mexican            [_]        [_]       [_]
    operations
    report.

----------------------------------------------------------------------

If this box is checked, this card
does NOT constitute voting instructions     [_]
to the Trustee with respect to
unallocated/unvoted SIP shares.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE FOR ALL SHARES (OTHER THAN UNALLOCATED/UNVOTED SIP SHARES IF THE BOX IMMEDIATELY ABOVE IS CHECKED):


------------------------

------------------------
SIGNATURE(S)        DATE

                     GRAPHIC MATERIAL CROSS-REFERENCE PAGE

PHOTOS OF THE DIRECTORS AND NOMINEES FOR DIRECTOR APPEAR TO THE LEFT OF EACH RESPECTIVE NAME OF PAGES 5, 6 AND 7.

A PERFORMANCE GRAPH SHOWING A COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN TO SHAREHOLDERS AMONG BECTON, DICKINSON AND COMPANY, S&P 500 INDEX AND S&P MEDICAL PRODUCTS & SUPPLIES INDEX APPEARS ON PAGE 16. (THE NUMBERS USED IN GRAPH APPEAR ON PAGE 16.)